UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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Standard Commercial Corporation

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STANDARD COMMERCIAL CORPORATION

2201 Miller Road

Wilson, North Carolina 27893

Notice of Annual Meeting of Shareholders

To Be Held August 12, 2003

Dear Shareholder:

You are cordially invited to attend the 2003 Annual Meeting of Shareholders of Standard Commercial Corporation to be held at Hardy Alumni Hall on the campus of Barton College, 400 Atlantic Christian Drive, Wilson, North Carolina, on Tuesday, August 12, 2003 at 12:00 noon to:

(a)	elect three directors for a three-year term expiring in 2006;

(b)	ratify the appointment of Deloitte & Touche LLP as our independent auditors for the fiscal year ending March 31, 2004; and

(c)	transact such other business as may properly come before the meeting.

Shareholders of record at the close of business on June 12, 2003 will be entitled to vote at the meeting.

Our proxy statement and proxy are enclosed, as is our Annual Report to Shareholders for the fiscal year ended March 31, 2003.

Sincerely,

Robert E. Harrison

President

June 30, 2003

You are invited to a luncheon immediately following the meeting. If you plan to attend, please complete and return the enclosed card directly to us in the envelope provided or telephone Carol Whitehead at 252-291-5507, Extension 259. If you need directions to Barton College, please contact Mrs. Whitehead.

Please vote your shares promptly by completing and returning your proxy in the envelope provided.

STANDARD COMMERCIAL CORPORATION

Proxy Statement

Annual Meeting of Shareholders

August 12, 2003

INFORMATION CONCERNING SOLICITATION AND VOTING

The enclosed proxy is solicited by the Board of Directors of Standard Commercial Corporation, a North Carolina corporation, for use at our Annual Meeting of Shareholders to be held at Hardy Alumni Hall on the campus of Barton College, 400 Atlantic Christian Drive, Wilson, North Carolina at 12:00 noon on Tuesday, August 12, 2003, and any adjournment thereof. We will bear the cost of soliciting proxies. In addition to solicitation of proxies by mail, our employees, without extra remuneration, may solicit proxies personally or by telephone. We will reimburse brokerage firms and other custodians, nominees and fiduciaries, for their reasonable out-of-pocket expenses for forwarding proxy materials to beneficial owners and seeking instruction with respect thereto. The mailing address of our principal executive offices is 2201 Miller Road, Wilson, North Carolina 27893. Copies of this proxy statement and accompanying proxy card were mailed to our shareholders on or about June 30, 2003.

Revocability of Proxies

Any shareholder giving a proxy has the power to revoke it at any time before it is voted by giving a later proxy or written notice to us (attention: Corporate Secretary), or by attending the meeting and voting in person.

Voting

When the enclosed proxy is properly executed and returned (and not subsequently properly revoked), the shares it represents will be voted in accordance with the directions indicated thereon; or, if no direction is indicated thereon, it will be voted:

(1)	FOR the election of the three director nominees identified herein:

(2)	FOR ratification of the appointment of Deloitte & Touche LLP as our independent auditors for the fiscal year ending March 31, 2004; and

(3)	In the discretion of the proxies with respect to any other matters properly brought before the shareholders at the meeting.

Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the meeting; but will not be counted in tabulation of votes cast on proposals presented at the meeting and, therefore, will have no effect on the election of directors or the ratification of the appointment of our independent auditors. While there is no definitive statutory or case law authority in North Carolina with regard to these matters, we believe that our intended treatment of abstentions and broker non-votes at the meeting is appropriate.

Record Date

Only the holders of record of our common stock at the close of business on the record date, June 12, 2003, are entitled to notice of and to vote at the meeting. On the record date, 13,497,334 shares of our common stock were outstanding. Shareholders are entitled to one vote for each share of common stock held on the record date.

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

Nominees

Our Articles of Incorporation divide our Board of Directors into three classes as nearly equal in number as possible, each of which serves for three years. The term of office of one class of directors expires each year in rotation so that one class is elected at each annual meeting for a full three-year term. Two of the four directors in the class of 2003, J. Alec G. Murray and Daniel M. Sullivan, whose terms expire at this annual meeting, are retiring and not seeking reelection. Two of the directors currently in the class of 2003 and whose terms expire at this annual meeting, B. Clyde Preslar and Mark W. Kehaya, have been renominated for three year terms expiring at the annual meeting in 2006. In order to fill one of the two remaining vacancies in the current class of directors, Gilbert L. Klemann, II, has been nominated to fill a three-year term expiring at the annual meeting in 2006. Accordingly, the number of directors on the Board, upon election of the three current nominees, will be eight. The Nominating and Corporate Governance Committee is actively evaluating candidates who are qualified, eligible and willing to serve on the Board of Directors. We anticipate that we will fill the existing vacancy within a reasonable time after the annual meeting.

If any nominee is unable or declines to serve as a director at the time of the shareholder meeting, the individuals named in the enclosed proxy may exercise their discretion to vote for any substitute proposed by our Board of Directors. We do not anticipate that any nominee listed below will be unable or will decline to serve as a director. Under our bylaws, shareholders desiring to nominate a person for election at the meeting were required to give notice to us by February 25, 2003. Because no timely notice has been received, shareholder nominations will not be permitted.

Name, Age and Year First Became Director	Principal Occupation During Past Five Years

Nominees for Term Expiring in 2006

Mark W. Kehaya – 35, Director 2000	Partner at Meriturn Partners, LLC, Raleigh, North Carolina, since January, 2002. President, CEO and COO of Eturn Communications, Inc., Sunnyvale, California from November, 2000 to October, 2002. Prior to February, 2000 he was employed by us beginning in April, 1993 serving variously as Assistant to the President, Finance Director of the Tobacco Division, Vice President-Planning, and as Chief Executive Officer of our tobacco processing facility in St. Petersburg, Russia.

B. Clyde Preslar – 48, Director 1999	Vice President – Finance and Chief Financial Officer, Lance, Inc., Charlotte, North Carolina (snack foods). Prior thereto he was Director of Financial Services with Black & Decker.

Gilbert L. Klemann, II – 52, Director 2003	Senior Vice President, General Counsel and Secretary of Avon Products, Inc. since January 2001. Prior thereto he was an Executive Vice President, General Counsel and a Director of Fortune Brands, Inc. (formerly American Brands, Inc.). Director, Kinark Corporation.

Directors Continuing in Office until 2005

Robert E. Harrison – 49, Director 1995	President and Chief Executive Officer since August, 1996. He joined our company in July, 1995 as Senior Vice President and Chief Financial Officer and served in the latter position until April, 1998.

William A. Ziegler – 78, Director 1985	Retired partner, Sullivan & Cromwell, Attorneys, New York, New York.

Directors Continuing in Office until 2004

William S. Barrack, Jr. – 73, Director 1992	Retired Senior Vice President, Texaco, Inc., Harrison, New York. Director, Dominion Resources, Inc., Richmond, Virginia (utility company).

Robert A. Sheets – 48, Director 2002	Vice President of Finance and Chief Financial Officer since April, 1998. He joined the Company in October, 1995 as Assistant Controller.

William S. Sheridan – 49, Director 1998	Executive Vice President and Chief Financial Officer, Sotheby’s Holdings, Inc., New York, New York (auction house) since 1996.

There are no family relationships among any of our directors and executive officers except that Mark W. Kehaya is the brother of Ery W. Kehaya II, Vice President and Chief Information Officer of our company.

Information Concerning the Board of Directors and Committees

The business of our company is under the general management of our Board of Directors as provided by the laws of North Carolina and our bylaws. The committees established by our Board of Directors to assist it in the discharge of its responsibilities are: Executive Committee, Audit Committee, Compensation Committee, Finance Committee and Nominating and Corporate Governance

Committee. The Board of Directors held seven meetings during the last fiscal year. During that year, each director was present at 75% or more of the meetings of the Board and its committees on which the director served. The non-executive directors meet at least annually without management present and did so once during the last fiscal year.

The Executive Committee currently consists of J. Alec G. Murray, Robert E. Harrison and Robert A. Sheets. This committee meets on call and has authority to act on most matters during the intervals between Board meetings. During the last fiscal year, the committee acted on various matters by unanimous written consent.

The Audit Committee, which met four times during the last fiscal year, currently consists of William S. Sheridan (Chairman), William S. Barrack, Jr. and B. Clyde Preslar, none of whom have ever been employees of our company. This committee is primarily concerned with assisting our Board in fulfilling its fiduciary responsibilities relating to accounting policies and auditing and reporting practices, and assuring the independence of our public accountants, the integrity of management and the adequacy of our financial disclosure. Its duties include recommending the selection of independent accountants, reviewing the scope of the audits and the results thereof, and reviewing the organization and scope of our internal systems of financial control and accounting policies.

The Compensation Committee, which met six times during the last fiscal year, currently consists of William A. Ziegler (Chairman), Daniel M. Sullivan, William S. Sheridan and William S. Barrack, Jr., none of whom have ever been employees of our company. This committee is primarily concerned with administering our 2001 Performance Improvement Compensation Plan (“PICP”), determining the compensation of executive officers and overseeing our pension plans.

The Finance Committee, which met five times during the last fiscal year, currently consists of Mark W. Kehaya (Chairman), B. Clyde Preslar, Robert E. Harrison and Robert A. Sheets. This Committee is primarily concerned with monitoring the financial condition of our company and making recommendations regarding financial needs, business planning policies, capital expenditures, dividends, stock repurchases, relations with the financial community, mergers, acquisitions and other major projects.

The Nominating and Corporate Governance Committee, which met seven times during the last fiscal year, currently consists of B. Clyde Preslar (Chairman), William A. Ziegler and Daniel M. Sullivan. This committee is concerned with recommending to the full Board of Directors candidates for election as director and with issues relating to the appropriate governance of the Company. The Committee will consider candidates for the Board recommended by our shareholders. Such recommendations should be sent to the Nominating and Corporate Governance Committee, c/o Henry C. Babb, Secretary, Standard Commercial Corporation, 2201 Miller Road, Wilson, North Carolina 27893.

Non-Employee Director Compensation

Effective August 2002, our non-employee directors receive an annual retainer of $20,000 for serving on our Board of Directors, plus $1,500 for each meeting of the Board they attend and $1,100 for each attended meeting of a Board committee of which they are a member. Our non-employee directors also receive an additional $2,500 per year for serving as chairman of a committee. They receive an annual grant of 1,500 option shares and an annual award of restricted stock valued at 50% of the annual retainer. These restricted shares remain restricted until the director is no longer a member of the board. In fiscal 2003, an aggregate of 3,640 restricted shares were awarded to non-employee directors. Non-employee directors also receive, in any year in which our Restricted Stock Plan goals are met, restricted stock valued at 15% of their annual retainer. In fiscal 2003, an aggregate of 1,274 Restricted Stock Plan shares were awarded to non-employee directors. These Restricted Stock Plan awards vest proportionally over four years.

Vote Required

The three nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted at the meeting shall be elected as directors.

Our Board of Directors has unanimously approved and recommends that you vote “FOR” the election of the three director nominees listed above.

PROPOSAL NO. 2 – RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

Our Board of Directors has appointed the firm Deloitte & Touche LLP, Raleigh, North Carolina, to serve as our independent auditors for the fiscal year ending March 31, 2004, and recommends that the shareholders ratify such action. Shareholder ratification of the selection of Deloitte & Touche as our independent auditors is not required by our bylaws or otherwise. However, the Board is submitting the selection of Deloitte & Touche to our shareholders for ratification as a matter of good corporate practice. If the appointment of Deloitte & Touche is not ratified by the shareholders, the Board of Directors will reconsider its selection. Deloitte & Touche has audited our accounts since 1988 and has advised us that it does not have, and has not had, any direct or indirect financial interest in our company or its subsidiaries in any capacity other than that of serving as independent auditors. Representatives of Deloitte & Touche are expected to attend the shareholder meeting. They will have an opportunity to make a statement, if they desire to do so, and will also be available to respond to appropriate questions.

Audit Fees

Deloitte & Touche billed us aggregate fees of $ 1.5 million for professional services rendered for the audit of our annual financial statements for fiscal 2003 and for reviews of the financial statements included in our quarterly reports on Form 10-Q for the first three quarters of fiscal 2003.

Financial Information Systems and Implementation Fees

We did not engage Deloitte & Touche in fiscal 2003 to perform any services for financial information systems design or implementation.

All Other Fees

Deloitte & Touche billed us aggregate fees of $0.8 million for professional services rendered in fiscal 2003 other than audit services and review of quarterly reports. These fees were primarily for services rendered for the preparation and review of our fiscal 2002 tax returns. The Audit Committee of the Board of Directors considered these activities to be compatible with the maintenance of Deloitte & Touche’s independence.

Vote Required

The affirmative vote of the holders of a majority of the shares of our common stock present or represented and voting on this proposal at the meeting shall constitute ratification of the appointment of Deloitte & Touche as our independent auditors.

Our Board of Directors has unanimously approved and recommends that you vote “FOR” the ratification of the appointment of Deloitte & Touche as our independent auditors for the fiscal year ending March 31, 2004.

PRINCIPAL SHAREHOLDERS

The following table sets forth at June 12, 2003 the common stock owned beneficially, according to advice received by our company, by each 5% or larger shareholder, by each director, by each of the executive officers listed in the Summary Compensation Table and by all executive officers and directors as a group:

Name and Address	Shares Owned		% of Class
FMR Corp. 82 Devonshire Street E14B Boston, MA 02109	1,351,665	(1)	10.0%

Various Trusts Established by Ery W. Kehaya 474 Dover Road Tequesta, FL 33469	1,180,707	(2)	8.7%

Helga L. Kehaya 474 Dover Road Tequesta, FL 33469	1,057,936	(3)	7.8%

Wachovia Corporation 100 North Main Street Winston-Salem, NC 27150	977,363		7.2%

Dimensional Fund Advisors, Inc. 1299 Ocean Avenue Santa Monica, CA 90401	952,608	(4)	7.0%

Mark W. Kehaya 2805 Lakeview Drive Raleigh, NC 27609	508,781	(5)	3.7%

J. Alec G. Murray	168,106	(6)	1.2%
Robert E. Harrison	91,023	(7)	*
Robert A. Sheets	30,049	(8)	*
Alfred F. Rehm, Jr.	25,201	(9)	*
Henry C. Babb	23,331	(10)	*
Paul H. Bicqué	21,428		*
William A. Ziegler	18,494		*
William S. Barrack, Jr.	12,416	(11)	*
William S. Sheridan	11,138	(12)	*
Daniel M. Sullivan	10,667	(13)	*
B. Clyde Preslar	9,670		*
All Directors and Corporate Officers as a group	1,298,205	(14)	9.5%

*	Less than one percent.

(1)	According to a Form 13G filed on February 14, 2003, and reporting information as of December 31, 2002, Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp. and an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, is the beneficial owner of 1,351,665 shares of our common stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940, referred to herein collectively as the FMR Funds.

Edward C. Johnson III, Chairman of FMR Corp., FMR Corp. (through its control of Fidelity) and the FMR Funds each has sole power to dispose of the shares of our common stock owned by the FMR Funds. Neither FMR Corp. nor Edward C. Johnson III has the sole power to vote or direct the voting of the shares owned directly by the FMR Funds, which power resides with the FMR Funds’ Boards of Trustees.

Members of the Edward C. Johnson III family are the predominant owners of Class B shares of common stock of FMR Corp., representing approximately 49% of the voting power of FMR Corp. Mr. Johnson III owns 12.0% and Abigail Johnson owns 24.5% of the aggregate outstanding voting stock of FMR Corp. Through their ownership of voting common stock and the execution of a shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp.

(2)	Co-trustees of the trusts are Helga L. Kehaya, Mark W. Kehaya and Wachovia Bank, N.A. Includes 3,404 shares underlying $100,000 principal amount of the Company’s 7 1/4% Convertible Subordinated Debentures assuming conversion thereof at the current conversion price of $29.38 per share.

(3)	Includes 9,463 shares underlying $278,000 principal amount of the Company’s 7 1/4% Convertible Subordinated Debentures assuming conversion thereof at the current conversion price of $29.38 per share. Mrs. Kehaya is deemed a 10% owner by virtue of her status as a trustee of various trusts established by Ery W. Kehaya.

(4)	According to an amended Form 13G filed on February 12, 2003, and reporting information as of December 31, 2002, Dimensional Fund Advisors Inc. is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940 that furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts, referred to herein collectively as the DFA Funds. In its role as investment adviser or manager, Dimensional possesses voting and/or investment power over the shares of our common stock owned by the DFA Funds. Dimensional disclaims beneficial ownership of those shares

(5)	Mark W. Kehaya is deemed a 10% owner by virtue of his status as a trustee of various trusts established by Ery W. Kehaya. Includes 1,830 shares owned by his wife, 2,558 shares owned by his child and 1,402 shares held for Mr. Kehaya’s account by the trustee of the Company’s 401-K Savings Plan.

(6)	Includes 11,566 shares owned by Mr. Murray’s wife.

(7)	Includes 1,420 shares held for Mr. Harrison’s account by the trustee of the Company’s 401-K Savings Plan.

(8)	Includes 2,260 shares held for Mr. Sheet’s account by the trustee of the Company’s 401-K Savings Plan.

(9)	Includes 147 shares held for Mr. Rehm’s account by the trustee of the Company’s 401-K Savings Plan.

(10)	Includes 2,159 shares held for Mr. Babb’s account by the trustee of the Company’s 401-K Savings Plan.

(11)	Includes 555 shares owned by Mr. Barrack’s wife.

(12)	Includes 340 shares underlying $10,000 principal amount of the Company’s 7 1/4% Convertible Subordinated Debentures assuming conversion thereof at the current conversion price of $29.38 per share.

(13)	Includes 1,300 shares owned by Mr. Sullivan’s wife.

(14)	Includes shares of common stock that may be acquired upon exercise of options that are currently exercisable or will become exercisable within sixty days of June 12, 2003, as follows: Mark W. Kehaya, 875 shares; J. Alec G. Murray, 875 shares; Robert E. Harrison, 54,144 shares; William A. Ziegler, 1,875 shares; Robert A. Sheets, 12,750 shares; Henry C. Babb, 5,850 shares; Paul H. Bicqué, 7,500 shares; Alfred F. Rehm. Jr., 11,375 shares; William S. Barrack, Jr., 1,875 shares; William S. Sheridan, 1,875 shares; Daniel M. Sullivan, 1,875 shares; B. Clyde Preslar, 1,875 shares; and the directors and corporate officers as a group, 141,894 shares.

Includes restricted shares of common stock, as follows: Mark W. Kehaya, 6,889 shares; J. Alec G. Murray, 10,079 shares; Robert E. Harrison, 37,953 shares; William A. Ziegler, 7,377 shares; Robert A. Sheets, 15,550 shares; Henry C. Babb, 11,624 shares; Paul H. Bicqué, 18,690 shares; Alfred F. Rehm. Jr., 18,398 shares; William S. Barrack, Jr., 7,377 shares; William S. Sheridan, 6,961 shares; Daniel M. Sullivan, 7,377 shares; B. Clyde Preslar, 6,937 shares; and the directors and corporate officers as a group, 162,951 shares. The shares are restricted, depending on the type of restricted shares held by the individual, for either four years from the date of the award, provided the recipient remains employed by us, or until the recipient retires from the Board. Each of the recipients retains the right to vote the shares and receive any dividends on the shares until the shares are forfeited. The restricted shares cannot be transferred or assigned before they vest.

Includes shares of common stock that may be acquired upon the conversion of our 7¼% Convertible Subordinated

Debentures, as follows: William S. Sheridan, 340 shares; and the directors and corporate officers as a group, 340 shares.

EXECUTIVE COMPENSATION

Summary Compensation

The following table sets forth all cash and non-cash compensation paid by us for services in all capacities during the fiscal years ended March 31, 2003, 2002 and 2001 to our Chief Executive Officer and our other four most highly paid executive officers. We refer to these executive officers as the Named Executive Officers.

Name and Principal Position	Annual Compensation			Long-Term Compensation		Other Compensation
	Fiscal Year	Salary	Bonus	Restricted Stock Awards(1)	Securities Underlying Options	401(k) Savings Incentive Plan(2)
Robert E. Harrison President & Chief Executive Officer	2003 2002 2001	$470,000 445,000 411,950	$350,871 441,722 194,204	$70,020 26,580 103,500	12,000 12,000 0	$3,400 3,400 3,400

Alfred F. Rehm, Jr. President & Chief Executive Officer – Tobacco Division	2003 2002 2001	$300,000 275,000 232,987	$325,774 192,997 51,220	$43,260 13,552 43,125	7,500 7,500 0	$3,400 3,400 3,400

Henry C. Babb Vice President, General Counsel & Secretary	2003 2002 2001	$256,000 247,354 237,354	$125,707 151,991 69,608	$38,920 15,311 25,875	3,000 3,000 0	$3,400 3,400 3,400

Robert A. Sheets Vice President & Chief Financial Officer	2003 2002 2001	$213,000 202,000 190,000	$121,535 142,462 63,143	$31,780 12,252 43,125	5,000 5,000 0	$3,400 3,400 3,400

Paul H. Bicqué(3) Managing Director—Wool Division	2003 2002 2001	$196,984 180,596 178,354	$116,510 147,507 79,953	$28,820 12,411 64,688	7,500 7,500 0	$0 0 0

(1)	Fiscal 2003 and fiscal 2002 restricted stock awards were based on performance in the prior fiscal year. Fiscal 2001 restricted stock awards were made in lieu of stock options as a one-time event under the 2001 Performance Improvement Compensation Plan with a goal of enhancing retention and increasing ownership of our common stock. The amounts shown in this column were calculated by multiplying the number of shares issued by the closing market price ($20.00, $15.85 and $4.3125 respectively) of our common stock on the date of issuance. Details of the restricted stock, including certain restrictions and forfeiture provisions, are set forth under “Executive Compensation – Performance Improvement Compensation Plan.”

(2)	Consists of employer contributions under our 401(k) Savings Incentive Plan. Eligible employees in the United States may contribute the lesser of 18% of recognizable compensation or the maximum amount permitted under the Internal Revenue Code. We partially match employee contributions with contributions in the form of shares of our common stock. Noncash personal benefits for each of the Named Executive Officers did not exceed the lesser of $50,000 or 10% of the cash compensation reported.

(3)	Mr. Bicqué resigned from the Company effective April 30, 2003.

Option Grants During Fiscal 2003

The following table summarizes all option grants during the fiscal year ended March 31, 2003 to the Named Executive Officers:

Name	Number of Shares Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year 2003	Exercise Or Base Price Per Share	Expiration Date¹	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term²
					5%	10%
Robert E. Harrison	12,000	12.90%	$18.90	August 13, 2012	$142,633	$361,461
Alfred F. Rehm, Jr.	7,500	8.06%	$18.90	August 13, 2012	$89,146	$225,913
Henry C. Babb	3,000	3.23%	$18.90	August 13, 2012	$35,658	$90,365
Robert A. Sheets	5,000	5.38%	$18.90	August 13, 2012	$59,431	$150,609
Paul H. Bicqué	7,500	8.06%	$18.90	August 13, 2012	$89,146	$225,913

(1)	The stock option grants shown were made in August, 2002 pursuant to the 2001 Performance Improvement Compensation Plan and become exercisable in equal annual installments over four years from the date of the grant.

(2)	These amounts represent assumed rates of appreciation during the ten-year option term. Actual gains, if any, on stock option exercises are dependent on the future performance of our common stock. The amounts reflected in this table may not be achieved.

Aggregated Option Exercises Year Ended March 31, 2003 and Fiscal Year-End Option Values

The following table sets forth information concerning holdings as of March 31, 2003, by the Named Executive Officers.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable[2]	Number of Unexercised Options As of March 31, 2003 Unexercisable[2]	Exercisable[2]	Value of Unexercised In-the-Money Options At March 31, 2003[1] Unexercisable[2]
Robert E. Harrison	0	0	48,144	21,000	$307,656	0
Alfred F. Rehm, Jr.	0	0	6,375	14,375	$40,355	$13,363
Henry C. Babb	0	0	3,600	6,000	$28,142	$8,018
Robert A. Sheets	0	0	9,000	10,000	$67,348	$13,363
Paul H. Bicqué	3,375	$41,168	1,875	15,000	0	$20,044

(1)	Calculated by subtracting the exercise price from the closing price of our common stock as reported by the New York Stock Exchange on March 31, 2003 and multiplying the difference by the number of shares underlying each option.

(2)	The first number represents the number or value (as called for by the appropriate column) of exercisable options; the second number represents the number or value (as called for by the appropriate column) of unexercisable options.

Employment Agreements

In March 1997, we entered into a three-year employment agreement with Robert E. Harrison, our President and Chief Executive Officer (and then Chief Financial Officer). The agreement provides for a base salary of $350,000 per year, annual cash bonuses upon achievement of performance goals, as determined by the Compensation Committee of our Board of Directors, and other employee benefits. In addition, the agreement, which was ratified by the Board of Directors on April 14, 1997, provided for the grant to Mr. Harrison of nonqualified options to purchase 100,000 shares of our common stock at an exercise price of $17.00. These options were replaced on December 15, 1998 with an option to purchase 45,144 shares at $8.875 a share, subject to the same vesting provisions as the options granted to other executives. Mr. Harrison’s employment agreement is automatically renewable for successive two-year periods after its initial three-year term. The agreement also contains a covenant by Mr. Harrison not to compete with our company until one year after his termination, except if he is terminated by us without cause. The agreement also provides that in the event Mr. Harrison’s employment is terminated by us without cause, including or in connection with a change in control, he shall receive termination pay in a lump sum equal to two years’ base salary and one year’s bonus.

In December 1997, we entered into an employment agreement with Henry C. Babb, our Vice President – Public Affairs, Secretary, and General Counsel. The agreement provides for a base salary of $224,000 and eligibility to participate in other employee benefit programs. The agreement also provides that in the event Mr. Babb’s employment is terminated without cause by us, including or in connection with a change in control, he shall receive termination pay in a lump sum equal to two years’ base salary.

In March 1999, we entered into an employment agreement with Robert A. Sheets, our Chief Financial Officer. The agreement provides for a base salary of $150,000, subject to annual review, and the eligibility to participate in other employee benefit programs. The agreement provides that in the event of a change in control, he shall receive termination pay in one lump sum equal to two years’ base salary. In the event of termination without cause by us, he shall continue to receive his base pay plus benefits for one year.

Retirement Plans

We have a Defined Benefit Pension Plan for participating employees in the United States who retire directly from employment with us or who terminate service with vested rights. In addition, an immediate benefit is provided to the surviving spouse upon death of an active or disabled participant. We pay the full cost of the plan. Employees who are at least 21 years old and have been employed for at least one year are covered by the plan. The right to receive benefits under the plan is 100% vested after five years of service. The monthly benefit payable upon retirement is based on average compensation for the three highest of the last ten years of employment multiplied by various factors for each year of service up to 40. The definition of compensation includes amounts deferred under our 401(k) Savings Incentive Plan and Pretax Medical Plans, but excludes bonuses and other awards. The maximum annual benefit payable from the plan is limited by Section 415 of the Internal Revenue Code to $160,000 in calendar 2003 ($160,000 in calendar 2002 and $140,000 in calendar 2001).

A nonqualified Supplemental Retirement Plan provides such benefits from our general funds as would otherwise be provided under the Defined Benefit Pension Plan except for Internal Revenue Code limitations on amounts which may be paid out of a tax-qualified plan.

The table below shows representative total annual retirement benefits payable to an employee retiring in 2003 under our Defined Pension Benefit Plan and the Supplemental Retirement Plan for specified levels of compensation and years of service computed as a straight-life annuity at age 65.

Final Average Compensation	Years of Credited Service at Age 65
	15	20	25	30	35	40
100,000	20,500	27,300	34,100	40,900	46,500	50,200
125,000	26,700	35,500	44,400	53,300	60,600	65,300
150,000	32,800	43,800	54,700	65,700	74,700	80,400
175,000	39,000	52,000	65,000	78,100	88,900	95,400
200,000	45,200	60,300	75,400	90,400	103,00	110,500
250,000	57,600	76,800	96,000	115,200	131,200	140,600
300,000	70,000	93,300	116,600	139,900	159,500	170,700
350,000	82,300	109,800	137,200	164,700	187,700	200,900
400,000	94,700	126,300	157,900	189,400	216,000	231,000
450,000	107,100	142,800	178,500	214,200	244,200	261,100
500,000	119,500	159,300	199,100	238,900	272,500	291,200
550,000	131,800	175,800	219,700	263,700	300,700	321,400
600,000	144,200	192,300	240,400	288,400	329,000	351,500

As of March 31, 2003, Messrs. Harrison, Babb, Rehm, Sheets and Bicqué had 7, 5, 24, 7 and 11 years of service, respectively, for pension purposes. The pensionable compensation covered by the U.S. and foreign retirement plans in 2003, 2002, and 2001 for each

Named Executive Officer, except Mr. Bicqué, is equal to the “salary” amount shown in the table under “Executive Compensation – Summary Compensation.” Foreign pension plans use different formulae than the one used in preparing the above table. Mr. Bicqué is covered by a foreign pension plan and at March 31, 2003, had accrued annual benefits payable at age 65 of $27,727. The benefit normally is computed in the form of a straight-life annuity or the actuarial equivalent thereof under other options specified in the plan.

Performance Improvement Compensation Plan

On August 14, 2001, our shareholders approved the adoption of the 2001 Performance Improvement Compensation Plan (the “2001 PICP”), which is administered by the Compensation Committee of our Board of Directors. Under the 2001 PICP, a number of different types of equity based compensation vehicles may be awarded to participants. They include incentive stock options, nonqualified stock options, tandem stock appreciation rights, restricted stock, performance shares and deferred stock. The 2001 PICP replaced the 1992 Performance Improvement Compensation Plan (the “1992 PICP”), which also allowed for the granting of a number of different types of equity-based compensation. A maximum of 829,567 shares may be issued under the 2001 PICP, which includes 79,567 shares authorized but not granted under the 1992 PICP. To date, there have been grants of restricted stock and nonqualified stock option awards under both the 1992 PICP and the 2001 PICP.

In fiscal 2003, an aggregate of 113,126 shares of restricted stock awards were granted under the 2001 PICP. The restricted stock awards since fiscal 1999 vest proportionally over four years, with any unvested portion of the award being subject to forfeiture if a recipient’s employment is terminated other than because of death, disability or retirement after age 62 under certain conditions. The restricted stock awards granted prior to fiscal 1999 are subject to forfeiture for a period of seven years if a recipient’s employment is terminated other than for the reasons listed previously. The Compensation Committee may also waive the restrictions. The recipient of a restricted stock award may vote the stock and is entitled to cash dividends.

In fiscal 2003, an aggregate of 93,000 shares of nonqualified stock option awards were granted. The nonqualified stock option awards granted since fiscal 2002 vest proportionally over four years and expire ten years from grant date. Nonqualified stock option awards granted prior to fiscal 2002 vest proportionally over four years and expire seven years from grant date. Conditions are imposed upon the exercisability of the options in the event of retirement, death, disability, or other termination of employment as determined by the Compensation Committee.

COMPENSATION COMMITTEE REPORT

The compensation of our executive officers is determined by the Compensation Committee.

Compensation Objectives

In determining the total compensation of an executive officer the Committee has in mind the necessity of attracting and retaining exceptionally competent employees and motivating them to achieve maximum profitability for our company. Compensation paid by our competitors to comparable executive officers is taken into account, along with the performance of our company, the executive officer and the activities for which the executive officer is responsible.

Compensation Arrangements

Apart from benefits, which are dealt with in the tables above under “Executive Compensation,” an executive officer’s total compensation consists of base salary, annual cash incentives and long-term incentives.

Base Salary. In determining base salaries for our executive officers, the Committee examines published market survey data from both competitors and the general industry and considers the executive officers’ responsibilities, the past and present performance of our company and the executive officers, the activities for which the executive officers are responsible and the executive officers’ future potential.

Annual Incentives. On June 11, 1998, the Board of Directors adopted the Annual Incentive Plan pursuant to which executive officers are rewarded with a performance based cash award for team and personal achievements that lead to business growth and increased shareholder value. Award payouts are determined by two components: business results and key performance objectives. The business results component is based on desired financial and operating performance as determined by the Committee. Key performance objectives are based on individual goals for each executive officer established at the start of each plan year.

Long-Term Incentives. The long-term incentive arrangements allow executive officers the opportunity to receive shares of our common stock under the 2001 Performance Improvement Compensation Plan (the “PICP”). The 2001 PICP authorizes the Committee to make effective for designated employees various arrangements based on shares of our common stock.

On August 14, 2001, the Committee adopted the 2001 Restricted Stock Plan (the “RSP”), which replaced the Restricted Stock Plan adopted by the Committee on June 14, 1993. The RSP was established as a means of awarding restricted shares of our common stock to certain employees to the extent specified performance objectives are met. In doing so, the Committee had in mind not only the objectives generally applicable to our compensation arrangements, but also causing participating employees to own more shares of our common stock than might otherwise be the case and thereby to identify more closely with shareholder interests. Our executive officers are among those who have been designated as eligible to participate. The RSP calls for awards of restricted stock being made on the basis of the overall performance of our company in terms of return on assets. No awards are made for a year in which the return on assets is not at least equal to a threshold figure. The Committee establishes a target return on assets for the year and the pool that will be available if that target is achieved. Correspondingly more or fewer shares are awarded to the extent the target is exceeded or not achieved. Shares awarded pursuant to the Restricted Stock Plan on or after June 10, 1998 vest, except in the case of specified circumstances, over a four-year period at the rate of one fourth per year. Shares awarded under the RSP prior to that date remain restricted for seven years, except in the case of specified circumstances. The Committee has the discretion to adjust awards because of changed conditions or for other reasons. A total of 113,126 restricted shares were awarded under the RSP in fiscal 2003 based on fiscal 2002 performance.

On August 14, 2001, the Committee also adopted the 2001 Nonqualified Stock Option Plan (the “NSOP”), which replaced the Nonqualified Stock Option Plan adopted by the Committee on June 10, 1998. Options are granted to certain executive officers on the basis of the factors considered in determining their salaries. The NSOP provides a participant the opportunity to purchase shares of our common stock at a fixed price, regardless of the actual stock market price. The options have an exercise price equal to the fair market value of shares at the time of the grant. In fiscal 2003, options on 93,000 shares were awarded with an exercise price of $18.90 per share. Options vest one fourth on the first anniversary of the grant date and an additional one fourth on each of the second, third, and fourth anniversaries of the grant date and expire ten years from grant date, except as otherwise provided under the NSOP or as determined by the Committee. Options granted prior to fiscal 2003 expire seven years from grant date, except as otherwise provided under the NSOP or as determined by the Committee.

Chief Executive Officer’s Compensation

In determining Mr. Harrison’s base salary in the last fiscal year, the Committee took into consideration primarily his personal performance, the performance of our company, the compensation paid to chief executive officers by our competitors and an appropriate relationship between Mr. Harrison’s compensation and those of the executive officers reporting to him.

Section 162(m) of the Internal Revenue Code

Although none of our executive officers received compensation in fiscal 2003 in excess of the $1 million deductibility threshold established by Section 162(m) of the Internal Revenue Code, the Committee will continue to consider the deductibility and performance-based compensation issues raised by Section 162(m).

This report has been provided by:	The Compensation Committee William A. Ziegler, Chairman William S. Barrack, Jr. Daniel M. Sullivan William S. Sheridan

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee for fiscal 2003 were William S. Barrack, Jr., Charles H. Mullen, William S. Sheridan, Daniel M. Sullivan and William A. Ziegler. Messrs. Barrack, Mullen, Sheridan, Sullivan and Ziegler were not at any time during the fiscal year ended March 31, 2003 or at any other time an officer or employee of our company. Mr. Mullen died in April, 2002. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

PERFORMANCE GRAPH

The following graph compares total return, including reinvestment of dividends, on our common stock to the total returns of the Russell 2000 Stock Index and a Peer Group Index (PGI) (as defined below) for the last five fiscal years ending March 31, 2003. The comparison assumes a $100 investment on March 31, 1998 in (1) our common stock, (2) the Russell 2000 Stock Index and (3) the PGI, and shows in each case the change in stock price and dividends paid (assuming dividend reinvestment) over the ensuing five years.

NOTE: The past performance shown in the graph above is not necessarily indicative of future performance.

	1998	1999	2000	2001	2002	2003
Standard Commercial	$100	$30	$24	$82	$135	$112
Russell 2000 Index	$100	$83	$113	$94	$106	$76
Peer Group	$100	$48	$30	$87	$88	$85

The PGI combines the weighted total return, based on the average month-end market capitalization, of the other two leaf tobacco dealers (DIMON Incorporated and Universal Corporation) publicly traded in the United States.

AUDIT COMMITTEE REPORT

The Audit Committee consists of three members. The Board of Directors has determined that the members of the Audit Committee are independent as defined under New York Stock Exchange listing standards. The Audit committee has determined that at least one member meets the criteria of “financial expert” as defined by the Sarbanes-Oxley Act of 2002. The Audit Committee operates under a written charter that was recommended to and approved by the Board of Directors. A copy of the Audit Committee charter was provided in the 2001 proxy statement.

The Audit Committee reviews our company’s financial reporting process on behalf of our Board of Directors. Management of our company has the primary responsibility for our financial statements and the reporting process, including the system of internal controls and procedures for financial reporting. Management has represented to the Audit Committee that our company’s audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America and fairly present, in all material respects, the financial condition, results of operations and cash flows of our company as of and for the periods presented in the financial statements.

The Audit Committee meets with our management and Deloitte & Touche, our independent auditors, to review our financial reporting and performance. During those meetings in fiscal 2003, the Audit Committee reviewed and discussed, among other things:

•	the appointment of Deloitte & Touche as our independent auditors;

•	the impact of the Sarbanes-Oxley Act of 2002, including the certifications required to be made by our Chief Executive Officer and Chief Financial Officer in the periodic reports we file with the SEC;

•	management’s evaluations of our internal controls and disclosure controls and procedures;

•	the annual audit by Deloitte & Touche, including risk assessments; and

•	our significant accounting policies.

The Audit Committee also met in private sessions with Deloitte & Touche in fiscal 2003. During the private sessions, the Audit Committee confirmed that Deloitte & Touche was satisfied with the positions taken by management in the presentation of our financial results. Deloitte & Touche also confirmed that there were no matters regarding our internal controls requiring communication to the Audit Committee under generally accepted auditing standards. The Audit Committee has reviewed and discussed our audited financial statements for the fiscal year ended March 31, 2003 with management and Deloitte & Touche, as well as our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K for fiscal 2003. This discussion included among other things:

•	critical accounting policies and practices used in the preparation of our financial statements;

•	the significance of any audit adjustments proposed by Deloitte & Touche;

•	confirmation that there were no matters of significant disagreement between our management and Deloitte & Touche during the audit; and

•	other matters required to be discussed by Statements of Auditing Standards.

The Audit Committee has discussed with Deloitte & Touche the matters required to be discussed by Statement on Auditing Standards No. 61, as modified or supplemented. The Audit Committee has received the written disclosures and the letter from Deloitte & Touche required by Independence Standards Board Standard No. 1, as modified or supplemented, and has discussed with Deloitte & Touche its independence.

Based on the reviews and discussions described above, the Audit Committee recommended, among other things, to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for fiscal 2003.

This report has been provided by:	The Audit Committee William S. Sheridan, Chairman William S. Barrack, Jr. B. Clyde Preslar

The information contained in this proxy statement under the headings “Compensation Committee Report,” “Performance Graph” and “Audit Committee Report” is not soliciting material and is not and will not be deemed filed with the SEC and is not and will not be incorporated by reference in any filing we make under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this proxy statement and regardless of any general incorporation language in any such filing.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Securities Exchange Act, our directors and executive officers are required to file reports with the SEC indicating their holdings of and transactions in our equity securities. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, there were no reports required under Section 16(a) of the Exchange Act that were not timely filed during the fiscal year ended March 31, 2003.

ADVANCE NOTICE OF SHAREHOLDER PROPOSALS

Shareholders having proposals that they desire to present at the 2004 annual meeting of our shareholders should, if they desire that such proposals be included in our proxy statement relating to such meeting, submit such proposals in time to be received by us at our principal executive office in Wilson, North Carolina, not later than April 15, 2004. To be so included, all such submissions must comply with the requirements of Rule 14a-8 promulgated under the Exchange Act and we direct your close attention to that Rule. In addition, management’s proxy holders will have discretion to vote proxies given to them on any shareholder proposal at the 2004 annual meeting of which we do not have notice prior to May 10, 2004. Proposals may be mailed to Secretary, Standard Commercial

Corporation, 2201 Miller Road, Wilson, North Carolina 27893. In addition, our bylaws require that shareholders give advance notice and furnish certain information to us in order to bring a matter of business before an annual meeting or to nominate a person for election as a director.

OTHER MATTERS

The Board of Directors knows of no other business to be presented for action at the meeting. If any other matters properly come before the meeting, it is intended that the shares represented by proxies will be voted with respect thereto in accordance with the judgment of the persons voting them. Under our bylaws, shareholders desiring to submit a matter for consideration at the meeting were required to give notice to us by February 25, 2003. We have not received any notices and, accordingly, no matters may be presented at the meeting by shareholders.

By Order of the Board of Directors

Henry C. Babb

Secretary

June 30, 2003

ê FOLD AND DETACH HERE ê

STANDARD COMMERCIAL CORPORATION

Proxy solicited on behalf of the Board of Directors

The undersigned hereby appoints Henry C. Babb and Keith H. Merrick proxies, each with full power of substitution, to vote all shares the undersigned is entitled to vote at the Annual Meeting of Shareholders of STANDARD COMMERCIAL CORPORATION to be held at Hardy Alumni Hall, Barton College in Wilson, North Carolina, on August 12, 2003 and at any adjournments thereof.

(1) ELECTION OF DIRECTORS:	☐ FOR all nominees listed below	☐ VOTE WITHHOLD

(INSTRUCTION: To withhold vote for individual nominee(s), strike a line through the name(s) in the list below.)

Three-year term expiring in 2006: B. Clyde Preslar, Mark W. Kehaya and Gilbert L. Klemann, II

(2) Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditors for fiscal 2004.

☐ FOR	☐ AGAINST	☐ ABSTAIN

(3) In the discretion of such proxies, upon such other business as may properly come before the meeting.

If a shareholder does not indicate how this proxy is to be voted, it will be voted FOR the election of the nominees for director listed above and FOR Proposal 2.

(Continued, and to be signed on the other side)

STANDARD COMMERCIAL CORPORATION

Annual Meeting of Shareholders

Hardy Alumni Hall

400 Atlantic Christian Drive

Barton College

Wilson, North Carolina

August 12, 2003

12:00 Noon

Shareholders are invited to a luncheon immediately following the Annual Meeting. If you plan to attend, please complete and return the enclosed card directly to the Company in the envelope provided or telephone Carol Whitehead at 252-291-5507, Extension 259. If you need directions to Barton College please contact Mrs. Whitehead.

êFOLD AND DETACH HEREê

SHAREHOLDER RECORD DATA

(Continued from other side)

EITHER OR BOTH OF THESE PROXIES OR THEIR SUBSTITUTES WHO SHALL BE PRESENT AND ACT, OR IF ONLY ONE SHALL BE PRESENT AND ACT, THEN THAT ONE, SHALL HAVE AND MAY EXERCISE ALL THE POWERS OF SAID PROXIES HEREUNDER.

Dated , 2003

[Signature(s)]

[Signature(s)]

Please date and sign as name(s) appear hereon. When shares are held by joint tenants, both should sign. When signing on behalf of a corporation, partnership, estate, trust or other entity, state your capacity or otherwise indicate that you are authorized to sign.

PLEASE COMPLETE, SIGN AND RETURN AS SOON AS POSSIBLE IN ENCLOSED ENVELOPE.